UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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REGADO BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

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LEGAL PROCEEDINGS UPDATE

On March 24, 2015, Regado Biosciences, Inc. (“we,” “us” or “Regado”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of Regado stockholders scheduled to be held on May 4, 2015 (the “Special Meeting”) in order to approve, among other matters, the issuance of Regado common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015, by and among Regado, Tobira Therapeutics, Inc. (“Tobira”), Landmark Merger Sub Inc. (the “Merger Sub”) and Brent Ahrens, as the Tobira stockholders’ agent (the “Merger Agreement”).

As previously disclosed in the Definitive Proxy Statement, two purported class action complaints relating to the proposed merger contemplated by the Merger Agreement (the “Merger”) have been filed in the Court of Chancery for the State of Delaware on behalf of putative classes of Regado’s stockholders. The complaints name as defendants: (i) each member of Regado’s board of directors, (ii) Regado, (iii) Tobira, and (iv) the Merger Sub. The plaintiffs allege that Regado’s directors breached their fiduciary duties to Regado’s stockholders by, among other things, (a) agreeing to the Merger for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Tobira and deter alternative bids. The plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. The plaintiffs sought an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. These cases were subsequently consolidated by a court order dated March 25, 2015. The plaintiffs filed a verified consolidated amended class action complaint on March 27, 2015 under the caption In re Regado Biosciences, Inc. Stockholder Litigation, Consolidated C.A. No. 10606-CB (the “Consolidated Action”).

Regado believes that these lawsuits are without merit and that no further disclosure is required to supplement the Definitive Proxy Statement under any applicable rule, statute, regulation or law. However, to eliminate the burden, expense and uncertainties inherent in such litigation, on April 20, 2015, the defendants entered into a memorandum of understanding regarding settlement of the Consolidated Action (the “Memorandum of Understanding”). The Memorandum of Understanding outlines the terms of the parties’ agreement in principle which, when reduced to a definitive agreement, is intended to be a full and final resolution of the Consolidated Action to settle and release all claims which were or could have been asserted in the Consolidated Action. In consideration for such settlement and release, the parties to the Consolidated Action have agreed that Regado will make certain supplemental disclosures to the Definitive Proxy Statement, all of which are set forth below.

The settlement will not affect the timing of the Special Meeting or the amount of merger consideration to be paid to the Tobira stockholders in connection with the Merger.

Capitalized terms used in this Definitive Additional Materials on Schedule 14A not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES

In the Memorandum of Understanding with respect to the settlement of the Consolidated Action, Regado has agreed to make these supplemental disclosures to the Definitive Proxy Statement. These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Without admitting in any way that the disclosures below are material or otherwise required by law, Regado makes the following amended and supplemental disclosures:

1. The following disclosure supplements and restates the last paragraph on page 55 of the Definitive Proxy Statement, which is under the heading “The Merger – Background of the Merger.”

During the months of September and October, non-disclosure agreements were executed by twenty-six candidates, including Tobira (bringing the total number of executed non-disclosure agreements to twenty-seven when including the non-disclosure agreement that Regado entered into with the first company described earlier in this section). Twenty-two of the non-disclosure agreements into which Regado entered contain a standstill provision. The standstill prevents, for a period of time, the potential bidder from taking action to seek control of Regado, including by making a proposal to acquire Regado, unless specifically consented in writing by Regado. In addition, nineteen of the non-disclosure agreements that included a standstill provision also contained a provision known as a “don’t ask, don’t waive” provision. The “don’t ask, don’t waive” provision bars a potential bidder from requesting, publicly or privately, during the period of time in which the standstill is in effect, an amendment or waiver by Regado of the standstill so as to allow a potential bidder to make another bid after the auction process has been completed. While all of the non-disclosure agreements entered into with Companies A through G included a “don’t ask, don’t waive” provision, the standstill covenant included in Company G’s non-disclosure agreement fell away once Regado entered in the Merger Agreement.

On October 15, 2014, representatives of MTS sent process letters to thirteen companies, including Tobira, each of which had delivered executed non-disclosure agreements, inviting them to submit their first round bids by October 31, 2014. Between October 16 and October 30, 2014, representatives of MTS sent process letters to seven more companies. The letter outlined criteria for our evaluation of merger opportunities as well as topical areas to address in any bids submitted. Of the twenty companies to which representatives of MTS sent process letters, nineteen companies submitted first round non-binding proposals, which described why the company believed it would be a good merger partner, a description and current presentation outlining their business opportunity, the competitive landscape, their technology, their management needs, their preliminary valuation splits for a potential merger with Regado, their cash forecasts and whether any additional capital would need to be raised before reaching their next set of key milestones, including the amount of any such capital, if required.

2. The following disclosure is inserted as a standalone paragraph after the first full paragraph on page 61 of the Definitive Proxy Statement, which is under the heading “The Merger – Background of the Merger.”

On April 7, 2015, with Tobira’s consent, Regado notified each of the bidders (other than Tobira) who were a party to a non-disclosure agreement that included a “don’t ask, don’t waive” provision that Regado will not interpret any such non-disclosure agreement to preclude the bidder from requesting to be relieved of its standstill obligations for the sole purpose of making a Superior Offer as that term is described under the Merger Agreement.

3. The following disclosure is added as the last sentence of the first full paragraph on page 66 of the Definitive Proxy Statement, which is under the heading “The Merger – Opinion of Cowen and Company, LLC.”

The financial analyses summarized below assumed a Net Cash amount of Regado of $38 million, as provided by Regado management.

4. The following disclosure supplements and restates the last sentence and the following table on page 66 of the Definitive Proxy Statement, which is under the heading “The Merger – Opinion of Cowen and Company, LLC.”

These companies, which are referred to as the Selected Hepatology IPO Companies, and the implied total enterprise value at IPO for each such company, were as follows:

Implied Total Enterprise Value at IPO ($ in millions)
Conatus Pharmaceuticals Inc.	$108.2
Enanta Pharmaceuticals, Inc.	$147.1
Galmed Pharmaceuticals Ltd.	$103.7
Hyperion Therapeutics, Inc.	$109.7
Intercept Pharmaceuticals, Inc.	$165.9
Vital Therapies, Inc.	$161.2

5. The following disclosure supplements and restates the third paragraph and the following table on page 67 of the Definitive Proxy Statement, which is under the heading “The Merger – Opinion of Cowen and Company, LLC.”

These companies, which are referred to as the Selected Phase II IPO Companies, and the implied total enterprise value at IPO for each such company, were as follows:

Implied Total Enterprise Value at IPO ($ in millions)
Alder BioPharmaceuticals, Inc.	$212.4
Aquinox Pharmaceuticals, Inc.	$55.0
Ardelyx, Inc.	$168.4
Atara Biotherapeutics, Inc.	$126.7
Celladon Corporation	$97.3
Flexion Therapeutics, Inc.	$119.1
Marinus Pharmaceuticals, Inc.	$64.5
Minerva Neurosciences, Inc.	$75.6
NeuroDerm Ltd.	$117.3
Recro Pharma, Inc.	$27.8
SCYNEXIS, Inc.	$36.1
Trevena, Inc.	$91.4
Vitae Pharmaceuticals, Inc.	$78.8

6. The following disclosure is added as the last sentence of the last full paragraph on page 67 of the Definitive Proxy Statement and the following table supplements and restates the three tables on pages 67-68 of the Definitive Proxy Statement, which are under the heading “The Merger – Opinion of Cowen and Company, LLC.”

The Selected Publicly Traded NASH Companies, the Selected Publicly Traded Hepatology Companies, the Selected Publicly Traded Phase II Development Companies, and the total enterprise value for each such company as of January 9, 2015, were as follows:

Total Enterprise Value ($ in millions)
Selected Publicly Traded NASH Companies

Galectin Therapeutics Inc.	$52.5
Galmed Pharmaceuticals Ltd.	$60.2
GENFIT SA	$928.6
Intercept Pharmaceuticals, Inc.	$3,064.7
Raptor Pharmaceutical Corp.	$710.2

Selected Publicly Traded Hepatology Companies

Achillion Pharmaceuticals, Inc.	$1,333.1
Conatus Pharmaceuticals Inc.	$56.2
Enanta Pharmaceuticals, Inc.	$978.8
Hyperion Therapeutics, Inc.	$441.1
Ocera Therapeutics, Inc.	$87.7
Regulus Therapeutics Inc.	$752.7
Vital Therapies, Inc.	$487.8

Selected Publicly Traded Phase II Development Companies

Alder BioPharmaceuticals, Inc.	$1,027.8
Aquinox Pharmaceuticals, Inc.	$59.2
Ardelyx, Inc.	$346.7
Atara Biotherapeutics, Inc.	$433.3
Celladon Corporation	$390.9
Celsus Therapeutics plc	$20.4
Cytokinetics, Inc.	$152.6
Genocea Biosciences, Inc.	$86.3
Minerva Neurosciences, Inc.	$80.0
NeuroDerm Ltd.	$239.9
Recro Pharma, Inc.	$0.4
SCYNEXIS, Inc.	$75.3
Trevena, Inc.	$110.8
Vitae Pharmaceuticals, Inc.	$280.5
XenoPort, Inc.	$407.4

7. The following disclosure and tables supplement and restate the last two sentences of the last paragraph and the following tables on page 69 of the Definitive Proxy Statement, which is under the heading “The Merger – Opinion of Cowen and Company, LLC.”

For each transaction, Cowen reviewed the implied total enterprise values of the target company or business. These transactions, including the month and year each were announced, and the implied total enterprise value of each target company or business based upon the offer price for such target company or business, were as follows:

Selected Precedent Reverse Merger Transactions

Month and Year Announced	Target Company	Implied Total Enterprise Value ($ in millions)	Acquiror
July 2014	Paratek Pharmaceuticals, Inc.	$309.9	Transcept Pharmaceuticals, Inc.
April 2014	Epirus Biopharmaceuticals, Inc.	$174.3	Zalicus Inc.
April 2013	Ocera Therapeutics, Inc.	$41.5	Tranzyme Pharma
April 2012	Biota Holdings Limited	$203.1	Nabi Biopharmaceuticals
June 2011	Synageva BioPharma Corp.	$180.5	Trimeris, Inc.

Selected Precedent NASH Transactions

Month and Year Announced	Target Company	Implied Total Enterprise Value ($ in millions)	Acquiror
January 2015	Phenex Pharmaceuticals AG Farnesoid X Receptor program for the treatment of liver diseases	$470.0	Gilead Sciences, Inc.
May 2014	Lumena Pharmaceuticals, Inc.	$246.1	Shire plc

8. The following disclosure supplements and restates the first full paragraph on page 71 of the Definitive Proxy Statement, which is under the heading “The Merger – Opinion of Cowen and Company, LLC.”

Cowen was selected by the Regado board of directors to render an opinion to the Regado board of directors because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Regado for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, Cowen served as an underwriter and placement agent to Regado and has received fees of approximately $2.5 million for the rendering of such services. In the two years preceding the date of its opinion, Cowen did not have a material relationship with Tobira or any other party to the Merger. Cowen and its affiliates may in the future provide commercial and investment banking services to Regado and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

9. The following disclosure is inserted as a standalone paragraph after the second full paragraph on page 71 of the Definitive Proxy Statement, which is under the heading “The Merger – Opinion of Cowen and Company, LLC.”

Fees and Services of MTS Health Partners, L.P.

In the two years preceding the date of the Merger Agreement, MTS did not have a material relationship with Tobira nor did MTS provide Regado with any services other than the financial advisor services contemplated by the engagement letter with MTS dated September 24, 2014 and as discussed in “The Merger – Background of the Merger” beginning on page 53. Pursuant to the engagement letter, if the Merger is consummated, MTS will be entitled to receive a transaction fee of $1,500,000, of which $500,000 will be payable in shares of Regado common stock based upon the closing price of one share of Regado common stock on the last trading day immediately preceding the date of the closing of the Merger. Regado intends to issue the shares of Regado common stock to MTS immediately prior to the effective time of the Merger. Additionally, Regado has agreed to reimburse MTS for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify MTS against certain liabilities. The terms of the fee arrangement with MTS, which are customary in transactions of this nature, were negotiated at arm’s length between Regado and MTS, and the Regado board of directors was aware of the arrangement, including the fact that the entire transaction fee of $1,500,000 (which will be reduced by the $100,000 retainer already paid to MTS upon execution of the engagement letter) payable to MTS is contingent upon the completion of the Merger.

10. The following disclosure is inserted as the last sentences in the last full paragraph on page 73 of the Definitive Proxy Statement, which is under the heading “The Merger – Summary Financial Forecasts.”

The 20% probability of success was based on published findings of the probability of success associated with all therapeutic areas, which amount was determined by multiplying each of the probabilities of success applicable to each stage of development (Phase II at 40%, Phase III at 58% and approval at 86%). The 13% probability of success was based on the average of published findings of the probabilities of success associated with cardiovascular and endocrine applications, which amount was determined by multiplying each of the averages of such probabilities of success applicable to each stage of development (Phase II at 30%, Phase III at 50% and approval at 86%).

11. The following disclosure supplements and restates the first full paragraph on page 75 of the Definitive Proxy Statement, which is under the heading “The Merger – Interests of the Regado Directors and Executive Officers in the Merger – Ownership Interests.”

As of January 31, 2015, Domain and its affiliates beneficially owned approximately 7.3% of the shares of Regado’s common stock and approximately 33.5% of the shares of Tobira’s capital stock. In addition, Domain and its affiliates have, pursuant to the financing commitment letter, agreed to purchase shares of Regado common stock having a value of approximately $4,600,000, or approximately 3.3% of the combined company on a post-Merger basis (though Domain may purchase less than such amount if Regado and Tobira agree to allow a third party to purchase any portion of Domain’s committed amount). Assuming Regado’s Net Cash is equal to $38,000,000 and the aggregate amount of the Financing totals $22,000,000, Domain’s aggregate ownership percentage of the combined company on a post-Merger, post-Financing basis would equal approximately 25.9% of the combined company. If Regado and Tobira agree to increase the Financing to up to $40,000,000, Regado anticipates that Domain will purchase additional shares of Regado common stock having a value of approximately $400,000 (though Domain may purchase less than such additional amount), which, assuming Regado’s Net Cash is equal to $38,000,000 and the aggregate amount of the Financing totals $40,000,000, would result in Domain’s aggregate ownership percentage of the combined company on a post-Merger, post-Financing basis being equal to approximately 22.0% of the combined company.

Jesse Treu and Dennis Podlesak are members of our board and partners at Domain. Dr. Eckard Weber is a member of the Tobira board and is a partner at Domain. As further discussed under the heading “Background of the Merger,” Regado directors Dr. Treu and Mr. Podlesak were not present for certain discussions of our board involving its consideration of the potential merger with Tobira and were not present at the time our board voted in favor of the transaction contemplated by the Merger Agreement. We understand from Tobira that Dr. Weber was not present for certain discussions of the Tobira board involving its consideration of the potential merger and abstained from voting on the transactions contemplated by the Merger Agreement.

12. The following disclosure is inserted as a standalone paragraph after the penultimate full paragraph on page 82 of the Definitive Proxy Statement, which is under the heading “The Merger – Merger Consideration and Adjustment – Exchange Ratio.”

On April 22, 2015, Regado delivered a certification as to the estimated Net Cash schedule to Tobira which indicated that it anticipates Regado’s Net Cash at closing to equal $33,367,769. This estimated amount is subject to Tobira’s review and may be subject to further adjustment prior to the closing of the Merger. The final Net Cash amount will impact the Regado stockholders’ aggregate ownership interest in Regado following the consummation of the Merger. Thus, assuming Net Cash is equal to the estimated amount of $33,367,769, before including any proceeds from the Financing, the Regado stockholders’ aggregate ownership interest in Regado would generally be as follows:

$33,367,769 / ($33,367,769 + $80,000,000) = 29.4%

Taking into consideration Tobira’s receipt of Additional Company Proceeds of $13,000,000, the Regado stockholders’ aggregate ownership interest in Regado, or the Parent Allocation Percentage (as defined above), would generally be as follows:

$33,367,769 / ($33,367,769 + $80,000,000 + $13,000,000) = 26.4%

The ownership percentage above, however, does not include any further dilution as a result of the Financing which shall occur immediately following the closing of the Merger. In the event Regado and Tobira determine to raise the maximum amount under the Financing contemplated under the Merger Agreement and financing commitment letter, the Regado stockholders’ aggregate ownership interest in Regado following the consummation of the Merger and the Financing would generally be as follows:

$33,367,769 / ($33,367,769 + $80,000,000 + $40,000,000) = 21.8%

The calculation above assumes that the entire $40,000,000 will be acquired at a purchase price equal to the Parent Stipulated Value; however, a portion of the Financing may be consummated at a price that is greater than the Parent Stipulated Value and such greater price would result in slightly less dilution to the Regado stockholders.

Important Additional Information and Where to Find It

Regado filed the Definitive Proxy Statement and other relevant documents with the SEC in connection with the solicitation of proxies for the Special Meeting and mailed the Definitive Proxy Statement and a proxy card to each stockholder of record entitled to vote at the Special Meeting on or about March 31, 2015. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Definitive Proxy Statement, any amendments or supplements to the proxy statement and other documents that Regado files with the SEC from the SEC’s website at www.sec.gov as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

Regado, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Special Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Regado stockholders in connection with the Special Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of Regado’s stockholders generally, are set forth in the Definitive Proxy Statement for the Special Meeting that has been filed with the SEC and the other relevant documents filed with the SEC.

Forward-Looking Statements

This release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Regado. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof.

For example, forward-looking statements include, but are not limited to statements about:

•	the expected benefits of and potential value created by the proposed Merger for the stockholders of Regado and Tobira;

•	the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings;

•	any statements concerning proposed new products, services or developments;

•	likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;

•	any statements regarding future economic conditions or performance;

•	statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger, Regado’s ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the consummation of the Merger; and

•	statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Regado, Tobira or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Regado and Tobira to complete the Merger and the effect of the Merger on the business of Regado, Tobira and the combined organization, see “Risk Factors” beginning on page 15 of the Definitive Proxy Statement.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Regado. See “Where You Can Find More Information” beginning on page 159 of the Definitive Proxy Statement.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Regado, Tobira or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this release and the Definitive Proxy Statement are current only as of the date on which the statements were made. Regado and Tobira do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.